Exhibit 10.1

EXECUTION VERSION

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of July 28, 2021, by and among Investors Bancorp, Inc. a Delaware corporation (the “Company”), a Delaware corporation, and Kevin Cummings (“Executive”) is effective as of the Closing (as defined below) (the “Effective Date”). For purposes of this Agreement, Executive and the Company shall each be a “Party” and shall collectively be the “Parties”.

WITNESSETH

WHEREAS, Executive is (i) not currently subject to a non-competition covenant with respect to the Company that is applicable following a termination following a Change in Control (as defined in the Employment Agreement (as defined below)) and (ii) currently subject to a post-employment non-solicitation covenant with respect to certain customers and employees of the Company;

WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of July 28, 2021, between Citizens Financial Group, Inc., a Delaware corporation (“Parent”), and (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), and effective as of the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Executive will cease to be employed by the Company and/or the Company Subsidiaries (as defined in the Merger Agreement);

WHEREAS, Executive and the Company are entering into this Agreement contemporaneously with the Merger Agreement, to be effective from and after the Closing; and

WHEREAS, in connection with the foregoing and subject to the occurrence of the Closing, the Company has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement embodying the terms of such non-competition covenant and non-solicitation covenant, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

Section 1. Covenant Not to Compete and Covenant Not to Solicit.

(a) Covenant Not to Compete. In consideration of the compensation to be paid to Executive under this Agreement, and in addition to the restrictive covenants set forth in any other agreement between the Company or any Company Subsidiary, on the one hand, and Executive, on the other hand, Executive covenants that during the period of time commencing on the Effective Date and ending on the third anniversary of the Effective Date (such period, the “Restriction Period”), Executive shall not compete with the Company within twenty-five (25) miles of any existing branch of Investors Bank (the “Bank”) or any subsidiary of the Company or within twenty-five (25) miles of any office for which the Bank, the Company or a Bank subsidiary of the Company has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during the Restriction Period and within said area, cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank, the Company, and/or any business or division of the Company or any Subsidiary (as defined in the Merger Agreement) of the Company (each, a “Related Entity”). The Parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of

Executive’s breach of this Section 1(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive. As of the Closing, Parent and the Subsidiaries of Parent will each be a Related Entity for purposes of this Agreement.

(b) Covenant Not to Solicit. In consideration of the compensation to be paid to Executive under this Agreement, and in addition to the restrictive covenants set forth in any other agreement between the Company or any Company Subsidiary, on the one hand, and Executive, on the other hand, Executive covenants that during the Restriction Period, Executive shall not (and shall not assist or encourage others to), directly or indirectly: (a) hire or employ or attempt to hire or employ, or directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce, (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any employee of the Company or a Related Entity to leave the Company or such Related Entity for any reason whatsoever or (b) (i) solicit by mail, e-mail, phone, personal meeting or by any other means, either directly or indirectly, the business or patronage of any customer or client of the Company or a Related Entity for him/herself or any other person or entity other than the Company or such Related Entity; (ii) divert, entice or otherwise take away from the Company or a Related Entity the business or patronage of any customer or client, or attempt to do so; or (iii) solicit or induce any customer or client of the Company or such Related Entity to terminate or reduce its relationship with the Company or such Related Entity.

Section 2. Compensation.

(a) Restrictive Covenant Payment. In addition to any other payments or benefits that Executive may be entitled to as a result of a termination of his employment, and in consideration for the covenants set forth in Section 1 hereof, upon and subject to the occurrence of the Closing, the Company agrees to pay Executive an amount equal to $9,500,000 (the “Restrictive Covenant Payment”), subject to the terms and conditions set forth herein. The Restrictive Covenant Payment will be paid in a cash lump sum at, or immediately prior to the Closing.

(b) Clawback. In the event of a breach by Executive of any of the covenants and agreements contained in Section 1 prior to the end of the Restriction Period, the Company may, in its sole discretion, require that Executive pay to the Company, within thirty (30) days following the date the Company first becomes aware of such breach, an amount equal to the after-tax portion of the Restrictive Covenant Payment received by Executive. The Company shall not seek repayment pursuant to this Section 2(b) of any payment or benefit due to, or received by, Executive pursuant to any Company compensation arrangement, including, but not limited to, (1) Employment Agreement, dated October 11, 2005, by and between the Company and Executive (the “Employment Agreement”); (2) the Company’s 2015 Equity Incentive Plan; (3) the Bank’s Supplemental ESOP and Retirement Plan; and (4) the Bank’s Amended and Restated Executive Supplemental Retirement Wage Replacement Plan.

Section 3. Enforcement. In the event of a breach by Executive of any of the covenants and agreements contained in Section 1 to which the Company has not consented in writing, the Company shall be entitled to one or more of the following remedies, in addition to any other remedy provided for in this Agreement or as a matter of law, to the extent that such remedies are not by their nature exclusive:

(a) To seek repayment pursuant to Section 2(b) hereof;

(b) To collect through an action at law any damages sustained by the Company in excess of any amounts repaid pursuant to Section 2(b); and

(c) To obtain as appropriate, and without the necessity of showing actual damages: (i) an injunction against the continuation of any such breach by Executive, or (ii) specific performance of any negative covenant of Executive, it being agreed, in each case of clauses (i) and (ii), by Executive and the Company that money damages alone for such defaults by Executive would be inadequate.

Section 4. Reasonableness of Restrictions. Executive acknowledges and recognizes the highly competitive nature of the Company’s business, that access to confidential information renders Executive special and unique within the Company’s industry, and that Executive has had the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company during the course of and as a result of Executive’s employment with the Company. In light of and in consideration for the foregoing, and in consideration of the compensation provided under this Agreement, Executive acknowledges and agrees that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company. Executive further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with Executive’s ability to earn a living following the Effective Date.

Section 5. Taxes.

(a) The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including, specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such payments. Notwithstanding the foregoing, the Parties intend for the Restrictive Covenant Payment to not be treated as a deferral of compensation for purposes of Section 409A of the Code.

(b) Notwithstanding anything to the contrary herein, if any of the payments or benefits received or to be received by Executive under this Agreement or under any other arrangement or agreement or otherwise, shall constitute “parachute payments” under Section 280G of the Code (the “280G Payments”), and would but for this Section 5(b) be subject to the excise tax under Section 4999 of the Code, then a calculation shall be made comparing (a) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the excise tax, to (b) the Net Benefit to Executive if the 280G Payments are reduced to the extent necessary to avoid the imposition of the excise tax to any portion of the payment. If the amount calculated under (a) is less than (b) then solely the Restrictive Covenant Payment will be reduced by the minimum amount necessary to avoid the imposition of the excise tax to any portion of the Restrictive Covenant Payment. For purposes of this Section 5(b), the term “Net Benefit” shall mean the present value (using appropriate discount rates pursuant to Section 280G of the Code) of the 280G Payments net of all federal, state, local, foreign, employment and excise taxes. Any reduction made pursuant to this Section 5(b) shall be made in a manner determined by the Company to comply with Section 409A. Without limiting the generality of the foregoing, the Company and Executive shall cooperate in good faith in valuing services to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant). The Company shall bear the fees of any independent consulting and/or accounting firms retained pursuant to this Section 5(b). For avoidance of doubt, Section 11 of the Employment Agreement shall apply with respect to any severance benefits payable thereunder.

Section 6. Notice. Any notice to be given hereunder shall be deemed given when either mailed in the United States, postage prepaid, by registered or certified mail with return receipt requested or e-mailed to the applicable Party, in each case, to the addresses of the Parties specified by themselves.

Section 7. Waiver. No action, waiver or forbearance by Parent on any one occasion in pursuing any right or remedy to which it may be entitled under this Agreement shall operate to waive, modify or in any way affect or restrict the rights of the Company on any subsequent occasion, nor shall any action, waiver or forbearance by the Company under or with respect to any similar or dissimilar agreement with any past, present or future employee of the Company in any way modify, affect or restrict the rights of the Company.

Section 8. Entire Agreement; Blue Pencil. This is the entire agreement between the Parties relating to the subject matter of this Agreement and all prior discussions relating to it are merged herein. This Agreement supersedes all prior agreements and oral understandings between the Parties; provided, that (i) this Agreement shall not affect any entitlements to severance payments or benefits that Executive may be entitled to pursuant to any other plan, policy, agreement or arrangement with, or maintained by, the Company or any Company Subsidiary, including, without limitation, the Employment Agreement, and (ii) the covenants set forth in Section 1 hereof shall be in addition to, and not in lieu of, any other restrictive covenants to which Executive is currently bound. No covenant or agreement contained herein shall be altered, modified or waived, except, in each instance, by an instrument in writing properly executed by the Party to be charged by such alteration, modification or waiver. If any term, clause or provision of this Agreement shall be judged by a court of competent jurisdiction to be invalid, the validity of any other term, clause or provision of this Agreement shall not be affected thereby. If any term, clause or provision in Section 1 shall be judged by a court of competent jurisdiction to exceed the scope of non-competition agreements permissible under applicable law, then such term, clause or provision shall be reformed to coincide with the maximum limitations permitted.

Section 9. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (excluding any that mandate the use of another jurisdiction’s laws). Each Party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

Section 10. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 11. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. It is expressly understood and agreed that the benefits of this Agreement shall inure to any third party which shall succeed to the business of the Company, whether by way of consolidation, merger or otherwise, or to which all or substantially all of the assets of the Company (including its rights under this Agreement) shall be transferred or assigned, including, without limitation, pursuant to the Merger Agreement. It is also expressly understood and agreed that this Agreement is personal to Executive and cannot be assigned by Executive to any third party without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s designated beneficiary or estate. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Company, its Subsidiaries and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12. Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary (except for the last sentence of Section 5(a)):

(a) Any payment otherwise required to be made hereunder to Executive at any date shall be delayed for such period of time as may solely be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to the Company, if any, under Section 409A of the Code).

Section 13. Review by Counsel. Executive affirms that, before the execution and delivery of this Agreement, Executive has read and understood this Agreement and its legal affects and has reviewed them with counsel of his choice.

Section 14. Conditional Upon Closing of Transaction and Successors; Binding Agreement. The effectiveness of this Agreement shall be conditioned upon the Closing. In the event that the Merger Agreement terminates prior to the Closing or Executive is not employed by the Company as of immediately prior to the Closing, this Agreement shall be void ab initio. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first set forth above.

INVESTORS BANCORP, INC.

By:	/s/ Brian F. Doran
	Name:	Brian F. Doran
	Title:	General Counsel

KEVIN CUMMINGS

By:	/s/ Kevin Cummings
	Name:	Kevin Cummings

[Signature Page to Letter Agreement ([Executive])]